UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 27, 2007

                                   XsunX, Inc.
             (Exact name of registrant as specified in its charter)



   Colorado                          000-29621                84-1384159
  -----------                        ---------                ----------
(State or other jurisdiction   (Commission File Number)     (IRS Employer
of incorporation)                                           Identification No.)


                  65 Enterprise, Aliso Viejo, California 92656
                  --------------------------------------------
              (Address of principal executive offices and Zip Code)

        Registrant's telephone number, including area code (949) 330-8060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 23, 2007 XsunX, Inc. (the "Company" or "XsunX") entered into a binding letter of intent ("LOI") with a manufacturer (the "Seller") of photovoltaic products for the purchase of certain net assets of the manufacturer for the amount of five million dollars ($5,000,000) USD in a cash transaction.

On or about April 27, 2007 the Company was notified by the Seller of a change in direction and decision not to complete the sale of assets under the LOI agreement. XsunX filed a complaint ("Lawsuit") against the Seller and related entities in the United States District Court for the District of Massachusetts on May 10th, 2007, alleging breach of contract and other claims.

On August 23, 2007 the Seller and XsunX entered into a settlement agreement ("Settlement"). The Settlement became effective upon the transfer by the Seller to XsunX of one million one hundred thousand dollars USD ($1,100,000) on August 27, 2007.

Upon the effectiveness of the Settlement counsel for each of the parties shall file with the United States District Court for the District of Massachusetts a Stipulation of Dismissal with Prejudice thereby dismissing the Lawsuit with prejudice. Each of the parties has unconditionally and irrevocably released, waived, and forever discharged each other from claims related to the LOI and the Lawsuit.


Item 9.01 Financial Statements and Exhibits.


  (a)   Financial statements of business acquired.

            None

  (b)   Exhibits.

            None

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 27, 2007

                                        XSUNX, INC.


                                        By:
                                            -----------------------------
                                            Tom Djokovich, CEO/President